Exhibit 99.1

HERTZ GLOBAL HOLDINGS REPORTS
FIRST QUARTER 2016 FINANCIAL RESULTS

First-quarter net loss was $51 million, or $0.12 loss per share, compared with a net loss of $70 million, or $0.15 loss per share, in prior-year period

Adjusted net loss for the first quarter was $52 million, or $0.12 loss per share, versus adjusted net income of $2 million, or $0.00 per share, in prior-year period

Worldwide car rental fleet efficiency rose 4 points to 77% due to disciplined capacity and fleet management;
Worldwide car rental average fleet declined 4% in the first quarter versus prior year

First-quarter adjusted corporate EBITDA was $155 million, a decrease of $71 million from the prior year

Hertz Global Holdings affirms full-year 2016 adjusted corporate EBITDA guidance between $1.6 billion to $1.7 billion

ESTERO, Fla, May 9, 2016 - Hertz Global Holdings, Inc. (NYSE: HTZ) ("Hertz Global" or the "Company") today reported a first quarter 2016 net loss of $51 million, or $0.12 loss per share, compared to a net loss of $70 million, or $0.15 loss per share, during the same period last year. On an adjusted basis, the Company reported a net loss for the first quarter of 2016 of $52 million, or $0.12 loss per share, compared with net income of $2 million, or $0.00 per share, in the first quarter of 2015. Total revenues for the first quarter of 2016 were $2.3 billion, a 6% decline versus the first quarter of 2015. Adjusted corporate EBITDA for the first quarter was $155 million versus $226 million in the same period last year, a decline of $71 million. Excluding the impact of favorable non-recurring items recorded in the first quarter of 2015, adjusted corporate EBITDA for the first quarter of 2016 declined $55 million year-over-year.

Worldwide car rental revenues of $1.8 billion declined approximately 6% versus first quarter 2015. Excluding the impact of foreign currency, revenues declined 5% resulting from a 7% decrease in total revenue per day (RPD) partially offset by a 2% increase in transaction days. Unit revenues, as defined by revenue per available car day (RACD), declined 2% versus first quarter 2015 primarily as a result of a 3.3% decline in the U.S. Car Rental segment due to weak industry pricing. The 3.3% decline in U.S. Car Rental RACD was in line with the range the Company provided in its April 11, 2016, business update.

Worldwide car rental average fleet declined 4% versus the first quarter of 2015 while fleet efficiency rose to 77%, a 400 basis point increase versus the first quarter of 2015. The improvement in fleet efficiency was the result of actions the Company took to reduce capacity and improve efficiency in the U.S. market.

Continuing the improvement trend from 2015, worldwide customer satisfaction, as measured by Net Promoter Score®, rose for the Hertz, Dollar and Thrifty brands in the first quarter of 2016, up more than 5 points year-over-year. The Hertz brand reached a record-level customer satisfaction score on a worldwide basis in the first quarter.

Worldwide cost savings of approximately $70 million were achieved in the first quarter, reflecting continued progress as part of the Company's three-to-five year margin improvement plan. Unit costs for the Company's worldwide rental car business, defined as direct operating and selling, general and administrative expenses per transaction day, declined 5% versus the first quarter of 2015. The Company expects cost savings to accelerate in the second half of 2016 due to the timing of cost-reduction initiatives and is on pace to achieve its previously announced target of $350 million of full-year 2016 cost savings.

"During the first quarter, we followed through on our plans to bring fleet levels in line with expected demand in the U.S. market and saw a significant improvement in our fleet efficiency as a result. Though industry pricing decreased more than we anticipated, we mitigated the impact on our performance by continuing to lower our costs, which resulted in a 5% reduction in unit cost in our worldwide rental car business in the quarter," said John Tague, president and chief executive officer. "We are encouraged by recent pricing trends as we move into the peak season, as well as by rising customer satisfaction across the Hertz, Dollar and Thrifty brands year-over-year. The improvement was led by the Hertz brand, which reached a record for customer satisfaction on a worldwide basis.

"By continuing to lower our costs and improve overall quality in our business as part of our three-to-five year margin improvement plan, we remain on track to deliver on our adjusted corporate EBITDA target for 2016 despite the first-quarter pricing decline."

U.S. CAR RENTAL

U.S. Car Rental(1)	Three Months Ended March 31,		Percent Inc/(Dec)
($ in millions, except where noted)	2016	2015
Total Revenues	$1,406	$1,520	(8)%
Adjusted pre-tax income (loss)	$(4)	$71	NM
Adjusted pre-tax income margin	—%	5%	(495)	bps

Adjusted Corporate EBITDA	$26	$100	(74)%
Adjusted Corporate EBITDA margin	2%	7%	(473)	bps

Average fleet	460,200	489,300	(6)%
Transaction days (in thousands)	32,742	32,036	2%
Total Revenue Per Day (in whole dollars)	$42.36	$47.07	(10)%
Revenue per available car day (in whole dollars)	$33.12	$34.24	(3)%
Net depreciation per unit per month (in whole dollars)	$303	$287	6%
NM - Not Meaningful

Total U.S. Car Rental segment revenues were $1.4 billion in the first quarter of 2016, a decrease of 8%, versus the same period last year. The decline in total revenue was driven primarily by a 10% decline in pricing, which the company defines as Total Revenue Per Day (Total RPD), partially offset by a 2% increase in transaction days. Total RPD declined by 7% year-over-year excluding the impact of the transaction days-counting methodology related to the integration of Dollar and Thrifty to the Hertz counter system, fuel-related ancillary revenue, and fleet mix. First-quarter adjusted corporate EBITDA for the U.S. Car Rental segment was $26 million, or a margin of 2%, which reflects a $74 million decline versus the same period last year.

INTERNATIONAL CAR RENTAL

International Car Rental(1)	Three Months Ended March 31,		Percent Inc/(Dec)
($ in millions, except where noted)	2016	2015
Total Revenues	$433	$436	(1)%
Adjusted pre-tax income (loss)	$3	$8	(63)%
Adjusted pre-tax income margin	1%	2%	(114)	bps

Adjusted Corporate EBITDA	$11	$16	(31)%
Adjusted Corporate EBITDA margin	3%	4%	(113)	bps

Average fleet	148,100	144,000	3%
Transaction days (in thousands)	10,104	9,775	3%
Total RPD (in whole dollars)	$42.95	$42.25	2%
Revenue per available car day (in whole dollars)	$32.20	$31.87	1%
Net depreciation per unit per month (in whole dollars)	$194	$208	(7)%

Total International Car Rental segment revenues were $433 million in the first quarter of 2016, a decrease of 1% from the first quarter of 2015. Excluding a $26 million unfavorable foreign currency impact, revenues increased 6% driven by a 2% increase in Total RPD, on a constant currency basis, and a 3% increase in transaction days. First-quarter adjusted corporate EBITDA of $11 million was a $5 million decrease versus the same period last year. Excluding the impact of favorable non-recurring items recorded in the first quarter of 2015, adjusted corporate EBITDA for the first quarter of 2016 improved $11 million year-over-year.

WORLDWIDE EQUIPMENT RENTAL

Worldwide Equipment Rental(1)	Three Months Ended March 31,		Percent Inc/(Dec)
($ in millions)	2016	2015
Total Revenues	$328	$355	(8)%
Adjusted pre-tax income (loss)	$12	$33	(64)%
Adjusted pre-tax income margin	4%	9%	(564)	bps

Adjusted Corporate EBITDA	$122	$132	(8)%
Adjusted Corporate EBITDA margin	37%	37%	2	bps

Dollar utilization	33%	34%	N/A
Time utilization	60%	61%	N/A
Same store revenue growth	(1)%	1%	N/A

N/A Not applicable

First-quarter 2016 Worldwide Equipment Rental segment revenues totaled $328 million, a decrease of 8% from the first quarter of 2015. Revenues were negatively affected by continuing weakness in upstream oil and gas markets and the sale of equipment rental operations in France and Spain in October 2015. Excluding those factors, on a constant currency basis, revenues increased 12% primarily due to new account growth while pricing increased 1%, in non-oil and gas markets. Revenue in upstream oil and gas markets represented approximately 18% of total revenues for the Worldwide Equipment Rental segment, on a constant currency basis, in the first quarter of 2016. Adjusted corporate EBITDA for the Worldwide Equipment Rental segment for the first quarter of 2016 was $122 million, a $10 million decrease versus the first quarter of 2015. Half of the adjusted corporate EBITDA decline is attributable to foreign exchange and the impact of the sale of operations in France and Spain. The remainder reflects declines in major upstream oil and gas markets.

The separation of HERC from Hertz Global remains on track for mid-2016, and the Company affirmed its Worldwide Equipment Rental segment full-year 2016 Adjusted Corporate EBITDA guidance between $600 million and $650 million.

ALL OTHER OPERATIONS

All Other Operations(1)	Three Months Ended March 31,		Percent Inc/(Dec)
($ in millions)	2016	2015
Total Revenues	$144	$143	1%
Adjusted pre-tax income (loss)	$18	$16	13%
Adjusted pre-tax income margin	13%	11%	131	bps

Adjusted Corporate EBITDA	$17	$14	21%
Adjusted Corporate EBITDA margin	12%	10%	202	bps

Average Fleet - Donlen	162,300	168,600	(4)%

All Other Operations, which is primarily comprised of the Company's Donlen leasing operations, reported a 1% increase in revenues for the first quarter of 2016. Adjusted corporate EBITDA for the All Other Operations segment was $17 million in the first quarter of 2016, a 21% increase over the prior-year period.

OTHER ACTIONS

In March 2016, Hertz Global Holdings reached an agreement to sell a portion of its shares of CAR Inc. stock to UCAR Technology and extend an existing commercial agreement between CAR Inc. and Hertz Global to 2023 in exchange for cash proceeds of $240 million. The sale substantially reduced the Company's equity position in CAR Inc., China's largest rental car company, to 1.7% of CAR Inc.'s total shares. The agreement extension between Hertz and CAR Inc. will enable Hertz Global to continue to participate in the anticipated growth in the China car rental market as well as provide Hertz customers with access to car rental and chauffeur services through CAR Inc.'s more than 700 locations across China.

HERTZ GLOBAL GUIDANCE

For the full year 2016, the Company affirms the following guidance:

	Full Year 2016 Forecast
Adjusted Corporate EBITDA - Consolidated HGH(2)	$1,600M	to	$1,700M
Adjusted Corporate EBITDA - Worldwide Equipment Rental segment(2)	$600M	to	$650M
Consolidated non-fleet capital expenditures	$200M	to	$225M
Consolidated corporate interest expense	$330M	to	$345M
Consolidated free cash flow	$400M	to	$500M
U.S. RAC net depreciation per unit per month	$290	to	$300
U.S. RAC fleet capacity growth	(2.0)%	to	(3.0)%
U.S. RAC revenue growth	—%	to	(1.5)%
Adjusted earnings per share*	$0.95	to	$1.10
*Based on an average of 424 million shares outstanding and a 37% effective tax rate

RESULTS OF THE HERTZ CORPORATION

The GAAP and Non-GAAP profitability metrics for Hertz Global Holdings' operating subsidiary, The Hertz Corporation, are materially the same as those for Hertz Global Holdings.

(1) Adjusted pre-tax income, Adjusted pre-tax margin, Adjusted Corporate EBITDA, Adjusted Corporate EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted earnings per share, total revenue per transaction day, revenue per available car day and net depreciation per unit per month are non-GAAP measures. See the accompanying Supplemental Schedules and Definitions for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company's management believes that these measures provide useful information to investors.

(2) Because of the forward-looking nature of the Company's Adjusted Corporate EBITDA forecast, specific quantifications of the amounts that would be required to reconcile a pre-tax income forecast are not available. The Company believes that there is a degree of volatility with respect to certain of the Company's GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company's derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecast of GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted Corporate EBITDA would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

EARNINGS WEBCAST INFORMATION

Hertz Global’s first quarter 2016 earnings webcast will be held on May 10, 2016, at 8:00 a.m. U.S. Eastern. The press release and related supplemental schedules containing the reconciliations of non-GAAP measures will be available on our website, IR.Hertz.com.

SELECTED FINANCIAL AND OPERATING DATA, SUPPLEMENTAL SCHEDULES AND DEFINITIONS

Following are tables that present selected financial and operating data of Hertz Global Holdings. Also included are Supplemental Schedules which are provided to present segment results and reconciliations of non-GAAP measures to their most comparable GAAP measure. Following the Supplemental Schedules, the Company provides definitions for terminology used throughout this press release.

ABOUT HERTZ GLOBAL HOLDINGS

Hertz Global operates the Hertz, Dollar, Thrifty and Firefly car rental brands in approximately 10,000 corporate and franchisee locations throughout North America, Europe, Latin America, Africa, the Middle East, Asia, Australia,and New Zealand. Hertz Global is one of the largest worldwide airport general use car rental companies, and the Hertz brand is one of the most recognized in the world. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz Global apart from the competition. Additionally, Hertz Global owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business in international markets and sells vehicles through its Rent2Buy program. The Company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with approximately 280 corporate locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz Global, visit: www.hertz.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

Certain statements contained in this release, and in related comments by the Company’s management, include “forward-looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Among other items, such factors could include: any claims, investigations or proceedings arising as a result of the restatement of our previously issued financial results; our ability to remediate the material weaknesses in our internal controls over financial reporting; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; the effect of our proposed separation of our equipment rental business and ability to obtain the expected benefits of any related transaction; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets on rental volume and pricing, including on our pricing policies or use of incentives; occurrences that disrupt rental activity during our peak periods; our ability to achieve and maintain cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; our ability to integrate the car rental operations of Dollar Thrifty and realize operational efficiencies from the acquisition; our ability to maintain access to third-party distribution channels, including current or favorable prices, commission structures and transaction volumes; the operational and profitability impact of the divestitures that we agreed to undertake in order to secure regulatory approval for the acquisition of Dollar Thrifty; an increase in our fleet costs or disruption to our rental activity, particularly during our peak periods, due to safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment, which could impact their ability to perform under agreements with us and/or their willingness or ability to make cars available to us or the car rental industry on commercially reasonable terms; any impact on us from the actions of our franchisees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate acquisitions and complete dispositions; our ability to maintain favorable brand recognition; costs and risks associated with litigation and investigations; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins; our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; the Company's ability to successfully outsource a significant portion of its information technology services or other activities; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; changes to our senior management team; the effect of tangible and intangible asset impairment charges; our exposure to uninsured claims in excess of historical levels; fluctuations in interest rates and commodity prices; and our exposure to fluctuations in foreign exchange rates.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:	Media:
Leslie Hunziker	Hertz Media Relations
(239) 301-6800	(844) 845-2180 (toll free)
investorrelations@hertz.com	mediarelations@hertz.com

FINANCIAL INFORMATION AND OPERATING DATA

SELECTED UNAUDITED CONSOLIDATED INCOME STATEMENT DATA

	Three Months Ended March 31,		As a Percentage of Total Revenues
(In millions, except per share data)	2016	2015	2016	2015
Total revenues	$2,311	$2,454	100%	100%
Expenses:
Direct operating	1,341	1,408	58%	57%
Depreciation of revenue earning equipment and lease charges, net	706	707	31%	29%
Selling, general and administrative	267	266	12%	11%
Interest expense, net	157	154	7%	6%
Other (income) expense, net	(91)	5	(4)%	—%
Total expenses	2,380	2,540	103%	104%
Income (loss) before income taxes	(69)	(86)	(3)%	(4)%
(Provision) benefit for taxes on income (loss)	18	16	1%	1%
Net income (loss)	$(51)	$(70)	(2)%	(3)%
Weighted average number of shares outstanding:
Basic	424	459
Diluted	424	459
Earnings (loss) per share:
Basic	$(0.12)	$(0.15)
Diluted	$(0.12)	$(0.15)

Adjusted Corporate EBITDA (a)	$155	$226	7%	9%
Adjusted pre-tax income (loss) (a)	(83)	3	(4)%	—%

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedule III.

SELECTED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In millions)	March 31, 2016	December 31, 2015
Cash and cash equivalents	$857	$486
Restricted cash	353	349
Revenue earning equipment:
U.S. Car Rental	8,394	7,600
International Car Rental	2,169	1,858
Worldwide Equipment Rental	2,361	2,382
All Other Operations	1,301	1,288
Total revenue earning equipment, net	14,225	13,128
Total assets	24,028	23,285
Total debt	16,072	15,834
Net Fleet debt (a)	9,801	9,561
Net Corporate debt (a) (b)	5,137	5,511
Total equity	2,038	2,019

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedule VI.

(b)	Fleet related to Hertz Equipment Rental Corporation is funded via Net Corporate Debt.

SELECTED UNAUDITED CONSOLIDATED CASH FLOW DATA

	Three Months Ended March 31,
(In millions)	2016	2015
Cash provided by (used in):
Operating activities	$577	$782
Investing activities	(417)	(1,166)
Financing activities	199	499
Effect of exchange rate changes	12	(20)
Net change in cash and cash equivalents	$371	$95

Fleet growth (a)	$275	$171
Free cash flow (a)	130	189

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedules IV and V.

SELECTED UNAUDITED OPERATING DATA BY SEGMENT

	Three Months Ended March 31,		Percent Inc/(Dec)
	2016	2015
U.S. Car Rental
Transaction days (in thousands)	32,742	32,036	2%
Total RPD(a)	$42.36	$47.07	(10)%
Revenue per available car day(a)	$33.12	$34.24	(3)%
Average fleet	460,200	489,300	(6)%
Fleet efficiency	78%	73%	500	bps
Net depreciation per unit per month(a)	$303	$287	6%
Program cars as a percentage of total average fleet at period end	15%	24%	(900)	bps
Adjusted pre-tax income (loss)(in millions)(a)	$(4)	$71	N/A
International Car Rental
Transaction days (in thousands)	10,104	9,775	3%
Total RPD(a)(b)	$42.95	$42.25	2%
Revenue per available car day(a)(b)	$32.20	$31.87	1%
Average Fleet	148,100	144,000	3%
Fleet efficiency	75%	75%	—
Net depreciation per unit per month(a)(b)	$194	$208	(7)%
Program cars as a percentage of total average fleet at period end	37%	38%	(100)	bps
Adjusted pre-tax income (loss)(in millions)(a)	$3	$8	(63)%
Worldwide Equipment Rental
Dollar utilization	33%	34%	N/A
Time utilization	60%	61%	N/A
Rental and rental related revenue (in millions)(a)(b)	$308	$325	(5)%
Same store revenue growth, including growth initiatives(b)	(1)%	1%	N/A
Adjusted pre-tax income (loss) (in millions)(a)	$12	$33	(64)%
All Other Operations
Average fleet — Donlen	162,300	168,600	(4)%
Adjusted pre-tax income (loss) (in millions)(a)	$18	$16	13%
N/A Not applicable
NM - Not meaningful

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedules III and VI.

(b)	Based on December 31, 2015 foreign exchange rates.

Supplemental Schedule I
HERTZ GLOBAL HOLDINGS, INC.
CONDENSED STATEMENT OF OPERATIONS BY SEGMENT
Unaudited

	Three Months Ended March 31, 2016						Three Months Ended March 31, 2015
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Total revenues:	$1,406	$433	$328	$144	$—	$2,311	$1,520	$436	$355	$143	$—	$2,454
Expenses:
Direct operating	870	279	184	5	3	1,341	926	267	208	6	1	1,408
Depreciation of revenue earning equipment and lease charges, net	419	86	90	111	—	706	421	95	76	115	—	707
Selling, general and administrative	104	54	43	10	56	267	98	57	46	8	57	266
Interest expense, net	44	15	12	3	83	157	40	15	15	2	82	154
Other (income) expense, net	(9)	—	(1)	—	(81)	(91)	—	—	(1)	—	6	5
Total expenses	1,428	434	328	129	61	2,380	1,485	434	344	131	146	2,540
Income (loss) before income taxes	$(22)	$(1)	$—	$15	$(61)	(69)	$35	$2	$11	$12	$(146)	(86)
(Provision) benefit for taxes on income (loss)						18						16
Net income (loss)						$(51)						$(70)

Supplemental Schedule II
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TO ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended March 31, 2016					Three Months Ended March 31, 2015
(In millions, except per share data)	GAAP	Adjustments		Adjusted (Non-GAAP)		GAAP	Adjustments		Adjusted (Non-GAAP)
Total revenues	$2,311	$—		$2,311		$2,454	$—		$2,454
Expenses:
Direct operating	1,341	(15)	(a)	1,326		1,408	(33)	(a)	1,375
Depreciation of revenue earning equipment and lease charges, net	706	—		706		707	—		707
Selling, general and administrative	267	(40)	(b)	227		266	(37)	(b)	229
Interest expense, net	157	(15)	(c)	142		154	(16)	(c)	138
Other (income) expense, net	(91)	84	(d)	(7)		5	(3)	(d)	2
Total expenses	2,380	14		2,394		2,540	(89)		2,451
Income (loss) before income taxes	(69)	(14)		(83)		(86)	89		3
(Provision) benefit for taxes on income (loss)	18	13	(e)	31	(e)	16	(17)	(e)	(1)	(e)
Net income (loss)	$(51)	$(1)		$(52)		$(70)	$72		$2
Weighted average number of diluted shares outstanding	424	424		424		459	459		459
Diluted earnings (loss) per share	$(0.12)	$—		$(0.12)		$(0.15)	$0.16		$—

a.
Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting. Also includes restructuring and restructuring related charges, impairments and asset write-downs, when applicable.

b.
Primarily comprised of restructuring and restructuring related charges, impairments and asset write-downs, expenses associated with the anticipated HERC spin-off transaction, consulting costs and legal fees related to the accounting review and investigation, expenses associated with acquisitions, integration charges, external costs associated with the Company’s finance and information technology transformation programs and relocation expenses associated with the Company's relocation of its headquarters to Estero, Florida, when applicable.

c.	Represents debt-related charges relating to the amortization of deferred debt financing costs and debt discounts.

d.
Includes miscellaneous non-recurring or non-cash items. For the three months ended March 31, 2016, also includes the gain on the sale of common stock of CAR Inc. and a $9 million settlement gain related to one of our airport locations.

e.
Represents a (provision) benefit for income taxes derived utilizing a combined statutory rate of 37% for all periods shown. The combined statutory rate is applied to the adjusted income (loss) before income taxes to arrive at the adjusted (provision) benefit for taxes. The (provision) benefit for taxes related to the adjustments is calculated as the difference between the adjusted (provision) benefit for taxes and the GAAP (provision) benefit for taxes.

Supplemental Schedule III
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF INCOME (LOSS) BEFORE INCOME TAXES
TO GROSS EBITDA, CORPORATE EBITDA, ADJUSTED CORPORATE EBITDA AND ADJUSTED PRE-TAX INCOME (LOSS) BY SEGMENT
Unaudited

	Three Months Ended March 31, 2016						Three Months Ended March 31, 2015
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Income (loss) before income taxes	$(22)	$(1)	$—	$15	$(61)	$(69)	$35	$2	$11	$12	$(146)	$(86)
Depreciation and amortization	469	95	101	113	5	783	472	105	95	117	4	793
Interest, net of interest income	44	15	12	3	83	157	40	15	15	2	82	154
Gross EBITDA	$491	$109	$113	$131	$27	$871	$547	$122	$121	$131	$(60)	$861
Car rental fleet depreciation and lease charges, net	(419)	(86)	—	(111)	—	(616)	(421)	(95)	—	(115)	—	(631)
Car rental fleet interest	(51)	(14)	—	(4)	—	(69)	(43)	(15)	—	(3)	—	(61)
Car rental fleet debt related charges (a)	8	1	—	1	—	10	8	2	—	1	—	11
Corporate EBITDA	$29	$10	$113	$17	$27	$196	$91	$14	$121	$14	$(60)	$180
Non-cash stock-based employee compensation charges	—	—	—	—	6	6	—	—	—	—	4	4
Restructuring and restructuring related charges (b)	1	1	—	—	10	12	2	2	2	—	14	20
Equipment rental spin-off costs (c)	—	—	9	—	4	13	—	—	9	—	—	9
Sale of CAR Inc. common stock(d)	—	—	—	—	(75)	(75)	—	—	—	—	—	—
Impairment charges and write-downs (e)	—	—	—	—	—	—	9	—	—	—	—	9
Finance and information technology transformation costs(f)	5	—	—	—	3	8	—	—	—	—	—	—
Other extraordinary, unusual or non-recurring items(g)	(9)	—	—	—	4	(5)	(2)	—	—	—	6	4
Adjusted Corporate EBITDA	$26	$11	$122	$17	$(21)	$155	$100	$16	$132	$14	$(36)	$226
Non-fleet depreciation and amortization(h)	(50)	(9)	(101)	(2)	(5)	(167)	(51)	(10)	(95)	(2)	(4)	(162)
Non-fleet interest, net of interest income	7	(1)	(12)	1	(83)	(88)	3	—	(15)	1	(82)	(93)
Non-fleet debt related charges (a)	—	1	1	—	3	5	—	—	1	—	4	5
Non-cash stock-based employee compensation charges	—	—	—	—	(6)	(6)	—	—	—	—	(4)	(4)
Acquisition accounting (i)	13	1	2	2	—	18	19	2	10	3	(3)	31
Adjusted pre-tax income (loss)	$(4)	$3	$12	$18	$(112)	$(83)	$71	$8	$33	$16	$(125)	$3

(a)	Represents non-cash charges relating to the amortization of deferred debt financing costs and debt discounts and premiums.

(b)
Represents expenses incurred under restructuring actions as defined in U.S. GAAP. Also represents incremental costs incurred directly supporting business transformation initiatives. Such costs include transition costs incurred in connection with business process outsourcing arrangements and incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes. Also includes consulting costs and legal fees related to the accounting review and investigation.

(c)	Represents expense associated with the anticipated HERC spin-off transaction.

(d)	In 2016, represents the pre-tax gain on the sale of shares of CAR Inc. common stock.

(e)	In 2015, primarily represents a $6 million impairment on the former Dollar Thrifty headquarters in Tulsa, Oklahoma.

(f)
Represents external costs associated with the Company’s finance and information technology transformations programs, both of which are multi-year initiatives to upgrade and modernize the Company’s systems and processes.

(g)
Includes miscellaneous and non-recurring items including but not limited to acquisition charges, integration charges, and other non-cash items. In 2016, also includes a settlement gain related to one of our U.S. airport locations and, in 2015, also includes charges incurred in connection with relocating the Company's corporate headquarters to Estero, Florida.

(h)	Amounts related to the Worldwide Equipment Rental segment include depreciation of revenue earning equipment.

(i)
Represents incremental expense associated with amortization of other intangible assets, depreciation of property and other equipment and accretion of revalued liabilities relating to acquisition accounting.

Supplemental Schedule IV
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURE - FLEET GROWTH
Unaudited

	Three Months Ended March 31, 2016					Three Months Ended March 31, 2015
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Consolidated HGH
Revenue earning equipment expenditures	$(2,667)	$(534)	$(37)	$(389)	$(3,627)	$(2,444)	$(515)	$(121)	$(358)	$(3,438)
Proceeds from disposal of revenue earning equipment	2,084	609	43	274	3,010	1,368	658	62	201	2,289
Net revenue earning equipment capital expenditures	(583)	75	6	(115)	(617)	(1,076)	143	(59)	(157)	(1,149)
Depreciation of revenue earning equipment, net	419	71	90	111	691	421	77	77	113	688
Financing activity related to car rental fleet:
Borrowings	1,945	424	—	80	2,449	2,516	245	—	83	2,844
Payments	(1,732)	(412)	—	(96)	(2,240)	(2,007)	(278)	—	(67)	(2,352)
Restricted cash changes	(7)	(4)	—	3	(8)	134	16	—	(10)	140
Net financing activity related to car rental fleet	206	8	—	(13)	201	643	(17)	—	6	632
Fleet growth	$42	$154	$96	$(17)	$275	$(12)	$203	$18	$(38)	$171

Supplemental Schedule V
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURE - FREE CASH FLOW
Unaudited

	Three Months Ended March 31,
(In millions)	2016	2015
Income (loss) before income taxes	$(69)	$(86)
Depreciation and amortization, non-fleet, net	77	86
Amortization of debt discount and related charges	15	16
Cash paid for income taxes, net of refunds	(16)	(4)
Changes in assets and liabilities, net of effects of acquisitions, and other	(121)	81
Net cash provided by operating activities excluding depreciation of revenue earning equipment, net	(114)	93
U.S. car rental fleet growth	42	(12)
International car rental fleet growth	154	203
Equipment rental fleet growth	96	18
All other operations rental fleet growth	(17)	(38)
Property and equipment expenditures, net of disposals	(31)	(75)
Net investment activity	244	96
Free cash flow	$130	$189

Supplemental Schedule VI
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

NET CORPORATE DEBT, NET FLEET DEBT AND TOTAL NET DEBT

	As of March 31, 2016			As of December 31, 2015
(In millions)	Fleet	Corporate	Total	Fleet	Corporate	Total
Debt as reported in the balance sheet	$10,066	$6,006	$16,072	$9,823	$6,011	$15,834
Add:
Debt issue costs deducted from debt obligations(a)	33	43	76	27	46	73
Less:
Cash and cash equivalents	—	857	857	—	486	486
Restricted cash	298	55	353	289	60	349
Net debt	$9,801	$5,137	$14,938	$9,561	$5,511	$15,072

(a)
Under recent accounting guidance issued by the Financial Accounting Standards Board, effective January 1, 2016 and applied retrospectively, certain debt issue costs are required to be reported as a deduction from the carrying amount of the related debt obligation. Previously these costs were reported as an asset. Management believes that eliminating the effects that these costs have on debt will more accurately reflect our net debt position.

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

TOTAL RPD, FLEET EFFICIENCY, REVENUE PER AVAILABLE CAR DAY AND NET DEPRECIATION PER UNIT PER MONTH

U.S. Car Rental Segment

	Three Months Ended March 31,		Percent Inc/(Dec)
($In millions, except as noted)	2016	2015
Total RPD
Revenues	$1,406	$1,520
Ancillary retail car sales revenue	(19)	(12)
Total rental revenue	$1,387	$1,508
Transaction days (in thousands)	32,742	32,036
Total RPD (in whole dollars)	$42.36	$47.07	(10)%

Fleet Efficiency
Transaction days (in thousands)	32,742	32,036
Average Fleet	460,200	489,300
Number of days in period	91	90
Available car days (in thousands)	41,878	44,037
Fleet efficiency(a)	78%	73%	500	bps

Revenue Per Available Car Day
Total rental revenue	$1,387	$1,508
Available car days (in thousands)	41,878	44,037
Revenue per available car day (in whole dollars)	$33.12	$34.24	(3)%

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$419	$421
Average fleet	460,200	489,300
Depreciation of revenue earning equipment and lease charges, net divided by average fleet (in whole dollars)	$910	$860
Number of months in period	3	3
Net depreciation per unit per month (in whole dollars)	$303	$287	6%

(a)Calculated as transaction days divided by available car days.

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

TOTAL RPD, FLEET EFFICIENCY, REVENUE PER AVAILABLE CAR DAY AND NET DEPRECIATION PER UNIT PER MONTH (continued)

International Car Rental

	Three Months Ended March 31,		Percent Inc/(Dec)
(in millions, except as noted)	2016	2015
Total RPD
Revenues	$433	$436
Foreign currency adjustment(a)	1	(23)
Total rental revenue	$434	$413
Transaction days (in thousands)	10,104	9,775
Total RPD (in whole dollars)	$42.95	$42.25	2%

Fleet Efficiency
Transaction days (in thousands)	10,104	9,775
Average Fleet	148,100	144,000
Number of days in period	91	90
Available car days (in thousands)	13,477	12,960
Fleet efficiency(b)	75%	75%	—	bps

Revenue Per Available Car Day
Total rental revenue	$434	$413
Available car days (in thousands)	13,477	12,960
Revenue per available car day (in whole dollars)	$32.20	$31.87	1%

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$86	$95
Foreign currency adjustment (a)	—	(5)
Adjusted depreciation of revenue earning equipment and lease charges, net	$86	$90
Average fleet	148,100	144,000
Adjusted depreciation of revenue earning equipment and lease charges, net divided by average fleet (in whole dollars)	$581	$625
Number of months in period	3	3
Net depreciation per unit per month (in whole dollars)	$194	$208	(7)%

(a)Based on December 31, 2015 foreign exchange rates.
(b)Calculated as transaction days divided by available car days.

TOTAL RPD, FLEET EFFICIENCY, REVENUE PER AVAILABLE CAR DAY AND NET DEPRECIATION PER UNIT PER MONTH (continued)

Worldwide Car Rental

	Three Months Ended March 31,		Percent Inc/(Dec)
(in millions, except as noted)	2016	2015
Total RPD
Revenues	$1,839	$1,956
Ancillary retail car sales revenue	(19)	(12)
Foreign currency adjustment(a)	1	(23)
Total rental revenue	$1,821	$1,921
Transaction days (in thousands)	42,846	41,811
Total RPD (in whole dollars)	$42.50	$45.94	(7)%

Fleet Efficiency
Transaction days (in thousands)	42,846	41,811
Average Fleet	608,300	633,300
Number of days in period	91	90
Available car days (in thousands)	55,355	56,997
Fleet efficiency(b)	77%	73%	400	bps

Revenue Per Available Car Day
Total rental revenue	$1,821	$1,921
Available car days (in thousands)	55,355	56,997
Revenue per available car day (in whole dollars)	$32.90	$33.70	(2)%

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$505	$516
Foreign currency adjustment (a)	—	(5)
Adjusted depreciation of revenue earning equipment and lease charges, net	$505	$511
Average fleet	608,300	633,300
Adjusted depreciation of revenue earning equipment and lease charges, net divided by average fleet (in whole dollars)	$830	$807
Number of months in period	3	3
Net depreciation per unit per month (in whole dollars)	$277	$269	3%
Note: Worldwide Car Rental represents U.S. Car Rental and International Car Rental segment information on a combined basis and excludes our Donlen leasing operations.

(a)Based on December 31, 2015 foreign exchange rates.
(b)Calculated as transaction days divided by available car days.

WORLDWIDE EQUIPMENT RENTAL AND RENTAL RELATED REVENUE

	Three Months Ended March 31,
(in millions)	2016	2015
Worldwide equipment rental segment revenues	$328	$355
Worldwide equipment sales and other revenue	(20)	(23)
Rental and rental related revenue at actual rates	308	332
Foreign currency adjustment (a)	—	(7)
Rental and rental related revenue	$308	$325
(a)Based on December 31, 2015 foreign exchange rates.

NON-GAAP MEASURES AND KEY METRICS - DEFINITIONS AND USE

Hertz Global Holdings is the top-level holding company and The Hertz Corporation is Hertz Global Holdings' primary operating company (together, the Company). The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures are set forth below. Also set forth below is a summary of the reasons why management of the Company believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding the Company's financial condition and results of operations and additional purposes, if any, for which management of the Company utilizes the non-GAAP measures.

Adjusted Pre-Tax Income (Loss) and Adjusted Pre-tax Margin

Adjusted pre-tax income (loss) is calculated as income before income taxes plus certain non-cash acquisition accounting charges, debt-related charges relating to the amortization and write-off of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income (loss) is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above. It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability. Management believes it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally. When evaluating the Company's operating performance, investors should not consider adjusted pre-tax income (loss) in isolation of, or as a substitute for, measures of the Company's financial performance, such as net income (loss) or income (loss) before income taxes. Adjusted pre-tax margin is adjusted pre-tax income (loss) divided by total revenues.

Adjusted Net Income and Adjusted Net Income Margin

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a combined statutory rate of 37%. The combined statutory rate is management's estimate of our long-term tax rate. Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors. Adjusted net income margin is adjusted net income divided by total revenues.

Adjusted Net Income Per Diluted Share

Adjusted net income per diluted share is calculated as adjusted net income divided by the weighted average number of diluted shares outstanding for the period. Adjusted net income per diluted share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

Available Car Days

Available Car Days is calculated as average fleet multiplied by the number of days in a period. Average fleet used to calculate available car days in our U.S. Car Rental segment excludes Advantage sublease and Hertz 24/7 vehicles as these vehicles do not have associated transaction days.

Average Fleet

Average Fleet is determined using a simple average of the number of vehicles owned by the Company at the beginning and end of a given period. Among other things, average fleet is used to calculate our fleet efficiency which represents the portion of the Company's fleet that is being utilized to generate revenue.

Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and cash equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self-insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

Dollar Utilization

Dollar utilization means revenue derived from the rental of equipment divided by the original cost of the equipment including additional capitalized refurbishment costs (with the basis of refurbished assets at the refurbishment date).

Earnings Before Interest, Taxes, Depreciation and Amortization (“Gross EBITDA”), Corporate EBITDA, Adjusted Corporate EBITDA and Adjusted Corporate EBITDA Margin

Gross EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. Corporate EBITDA, as presented herein, represents Gross EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and car rental debt-related charges. Adjusted Corporate EBITDA, as presented herein, represents Corporate EBITDA as adjusted for certain other items, as described in more detail in the accompanying schedules.

Management uses Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA as operating performance and liquidity metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, Gross EBITDA enables management and investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses, which enables management and investors to evaluate our business segments that are financed differently and have different depreciation characteristics and compare our performance against companies with different capital structures and depreciation policies. We also present Adjusted Corporate EBITDA as a supplemental measure because such information is utilized in the calculation of financial covenants under the Company's senior credit facilities and in the determination of certain executive compensation.

Adjusted Corporate EBITDA Margin is calculated as the ratio of Adjusted Corporate EBITDA to total revenues and is used by the Compensation Committee to determine certain executive compensation, primarily in the form of PSUs.

Gross EBITDA, Corporate EBITDA, Adjusted Corporate EBITDA and Adjusted Corporate EBITDA Margin are not recognized measurements under U.S. GAAP. When evaluating our operating performance or liquidity, investors should not consider Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities.

Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it reflects time and mileage and ancillary charges for equipment on rent and is comparable with the reporting of other industry participants.

Fleet Efficiency

Fleet efficiency is calculated by dividing total transaction days by the available car days.

Fleet Growth

U.S. and International car rental fleet growth is defined as car rental fleet capital expenditures, net of proceeds from disposals, plus car rental fleet depreciation and net car rental fleet financing which includes borrowings, repayments and the change in fleet restricted cash. Worldwide equipment rental fleet growth is defined as worldwide equipment rental fleet expenditures, net of proceeds from disposals, plus depreciation.

Free Cash Flow

Free cash flow is calculated as net cash provided by operating activities, excluding depreciation of revenue earning equipment, net of car rental and equipment rental fleet growth and property and equipment net expenditures.  Free cash flow is important to management and investors as it represents the cash available for acquisitions and the reduction of corporate debt.

Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash. Corporate debt consists of our Senior Term Facility; Senior ABL Facility; Senior Notes; Promissory Notes; Convertible Senior Notes; and certain other indebtedness of our domestic and foreign subsidiaries.

Net Corporate Debt is important to management and investors as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is collateralized by assets not available to lenders under the non-fleet debt facilities.

Net Depreciation Per Unit Per Month

Net depreciation per unit per month is calculated by dividing depreciation of revenue earning equipment and lease charges, net by the average fleet in each period and then dividing by the number of months in the period reported with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is useful in analyzing underlying trends. Average fleet used to calculate net depreciation per unit per month in our U.S. Car Rental segment includes Advantage sublease and Hertz 24/7 vehicles as these vehicles have associated lease charges. Net depreciation per unit per month represents the amount of average depreciation expense and lease charges, net per vehicle per month.

Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning, vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

Revenue Per Available Car Day ("RACD")

Revenue per available car day is calculated as total revenues less ancillary revenue associated with retail car sales, divided by available car days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This metric is important to our management and investors as it represents a measurement of the changes in underlying pricing in the car rental business and provides a measure of revenue production relative to overall capacity.

Same Store Revenue Growth/Decline

Same store revenue growth is calculated as the year-over-year change in revenue for locations that are open at the end of the period reported and have been operating under our direction for more than twelve months. The same-store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency.

Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

Time Utilization

Time utilization means the percentage of time an equipment unit is on-rent during a given period.

Total Net Debt

Total net debt is calculated as total debt less total cash and cash equivalents and total restricted cash. This measure is important to management, investors and ratings agencies as it helps measure our gross leverage.

Total RPD

Total RPD is calculated as total revenue less ancillary revenue associated with retail car sales, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This metric is important to our management and investors as it represents a measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.

Transaction Days

Transaction days represent the total number of 24-hour periods, with any partial period counted as one transaction day, that vehicles were on rent (the period between when a rental contract is opened and closed) in a given period. Thus, it is possible for a vehicle to attain more than one transaction day in a 24-hour period. Late in the third quarter of 2015 the Company fully integrated the Dollar Thrifty and Hertz counter systems and as a result aligned the transaction day calculation in the Hertz system.  As a result of this alignment, Hertz determined that there was an impact to the calculation.  Hertz expects that transaction days for the U.S. Car Rental segment will increase by approximately 1% prospectively relative to the historic calculations through the third quarter of 2016.